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                                                             EXHIBIT 99.27(d)(7)


NORTHSTAR LIFE                                      CHILDREN'S TERM LIFE BENEFIT
                                                                    POLICY RIDER


Northstar Life Insurance Company - University Corporate Centre at Amherst - Suite 424 - 100 Corporate Parkway - Amherst, New York 14226


GENERAL INFORMATION

This rider amends the group policy to which it is attached, and is subject to every term, condition, exclusion, limitation and provision of the group policy unless otherwise expressly provided for herein.

WHAT IS THE PURPOSE OF THIS RIDER?

This rider provides life insurance on the lives of the insured's eligible children. To obtain children's coverage under this RIDER, the insured must apply for children's coverage and pay an additional monthly charge.

WHAT MEMBERS OF THE INSURED'S FAMILY ARE ELIGIBLE FOR CHILDREN'S COVERAGE?

The following members of the insured's family are eligible for insurance under this rider:

The insured's unmarried child or children, including stepchildren living in his or her household (with the written consent of a biological parent) and children legally adopted, who

        (i)   are between the ages of [14 days and 23 years;] and
        (ii)  are dependent upon the insured for financial support.

Any child who, subsequent to the effective date of the insured's certificate supplement for children's insurance, meets the requirements of this provision will become insured on the date he or she so qualifies.

WHEN WILL WE REQUIRE EVIDENCE OF INSURABILITY?

Evidence of insurability will be required if:

        (1) the specifications page attached to the group policy states that evidence of insurability is required; or
        (2) the insurance is contributory and the insured does not enroll for coverage under this rider within [31 days] from the date he or she is first eligible; or
        (3) child insurance for which the insured previously enrolled did not go into effect or was terminated because the insured failed to make a required premium contribution; or
        (4) during a previous period of eligibility, the insured failed to submit evidence of insurability that was required for a child or that which was submitted was not satisfactory to us; or
        (5) [the insured child is covered by an individual policy issued under the terms of the conversion privilege section, unless the insured cancels the individual policy without claim.]

DEATH BENEFIT

WHAT IS THE AMOUNT OF LIFE INSURANCE ON EACH INSURED CHILD?

The amount of life insurance on each insured child is shown on the specifications page attached to the insured's certificate. The amount of insurance for each insured dependent child shall not exceed the lesser of the insured employee's amount of insurance or $4,000.

WHEN WILL THE DEATH BENEFIT BE PAYABLE?

We will pay the death benefit upon receipt of written proof satisfactory to us that a child insured under the rider died. All payments by us are payable at our home office. Proof of any claim under this rider must be submitted in writing to our home office.

TO WHOM WILL WE PAY THE PROCEEDS?

All proceeds payable under this rider will be paid to the insured, if living, otherwise it will be paid according to the terms of the provision entitled "To whom will we pay the death benefit?" in the group policy.

ADDITIONAL INFORMATION

WHEN DOES INSURANCE ON THE INSURED'S ELIGIBLE CHILDREN BECOME EFFECTIVE?

Insurance on the insured's eligible children becomes effective when the insured's completed application for children's coverage is approved by us; however, in no event will insurance on the insured's eligible children be effective before the insured's insurance under this rider is effective.

WHAT IS THE MONTHLY COST TO THE INSURED FOR INSURANCE UNDER THIS RIDER?

The monthly cost to the insured for insurance under this rider is shown on the specifications page attached to the insured's certificate.

WHEN WILL THE INSURED'S ACCOUNT BE CHARGED?

On the first day of each certificate month, the monthly cost for insurance under this rider will be charged to the insured's account.

WHEN DOES INSURANCE ON AN ELIGIBLE CHILD TERMINATE?

Insurance on the life of a child insured under this rider will terminate on the earliest of:

        (1) the date the insured requests that insurance on his or her eligible children be terminated;


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        (2)  the date the child is no longer eligible for insurance under this rider;
        (3) 61 days (the grace period) after the due date of any premium contribution which is not paid; or
        (4)  the date the insured is no longer insured under the group policy.

WHAT IS THE CONVERSION PRIVILEGE UNDER THIS RIDER?

Insurance on the life of an insured child may be converted to a new individual life insurance policy if all or part of his or her life insurance under this rider terminates.

Insurance may be converted up to the full amount of terminated insurance if termination occurs because:

        (1) the insured employee or insured child moved from one existing eligible class to another; or
        (2) the insured employee or insured child is no longer in an eligible class; or
        (3)  the insured employee's employment is terminated by the employer; or
        (4) the rider is changed to reduce or terminate the insurance for the insured child; or
        (5)  the insured employee's employment is terminated by the employer because he or she is totally and permanently disabled; or
        (6)  the insured child's coverage terminates due to the death of the insured employee.

The insured child's insurance can also be converted if the group policy is terminated. If the group policy terminates, insurance on the life of the insured child may be converted in an amount up to the amount of insurance he or she had just prior to the termination, less any amount he or she may become eligible for under any group policy within 45 days of the termination.

The insured child's insurance may be converted to any type of individual policy of life insurance then customarily issued by us. The individual policy will not include any supplemental benefits including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.

CAN INSURANCE ON THE LIFE OF AN INSURED CHILD BE CONTINUED PRIOR TO CONVERSION?

Yes. If the insured child's coverage ends due to any of the terminating events allowing conversion according to the terms of this rider, such coverage may be continued under the group policy prior to converting to an individual policy by paying premiums directly to us. The insured child's group term life insurance may be continued for a period of up to one year at which time such insurance may be converted to an individual policy of permanent insurance with Northstar Life. Such conversion shall be subject to the terms of the provision of this rider entitled "What is the conversion privilege under this rider?" The premium rate for this continued coverage may be higher.


WHEN MUST ELECTION TO CONTINUE OR CONVERT INSURANCE BE MADE?

Notice will be given of the privilege to continue or convert group life insurance under this rider. If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, continuation or conversion may be elected within 31 days from the date the insurance terminates. If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent. If the notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event. Such notice shall be mailed to the certificate holder at his or her last known address.

The continuation or conversion privilege is not available if the insurance on the life of an insured child under this rider terminates due to failure to make, when due, required premium contributions.

Conversion or continuation may be requested by the insured employee, if living, an insured child of legal capacity, or the insured child's guardian, if applicable.

HOW IS INSURANCE ON THE LIFE OF AN INSURED CHILD CONVERTED?

Insurance on the life of an insured child is converted by applying for an individual policy and paying the first premium within the time period allowed for such election. No evidence of insurability will be required.

HOW IS THE PREMIUM FOR THE INDIVIDUAL POLICY DETERMINED?

We base the premium for the individual policy on the plan of insurance, the insured child's age, and the class of risk to which he or she belongs on the date of conversion.

WHAT HAPPENS IF THE INSURED CHILD DIES DURING THE PERIOD ALLOWED FOR CONVERSION?

If the insured child dies during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted. The death benefit will be the amount of insurance the insured child would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for the insured child's insurance under an individual policy to his or her beneficiary. In no event will we be liable under both this rider and the individual policy.

[DOES THE WAIVER OF PREMIUM RIDER TO THE GROUP POLICY APPLY TO INSURED
CHILDREN?]

[The Waiver of Premium rider to the group policy will not apply to children covered under this rider except as provided for herein.



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If, due to the insured's disability, his or her insurance is continued in force without further payment of premiums due to the Waiver of Premium rider to the group policy, any child insurance provided by this rider shall also continue in force without further payment of premiums until the child's eligibility terminates or until the insured's insurance is no longer continued in force due to any such rider to the group policy.

This provision is not applicable if the child's insurance has been converted under the conversion privilege section of this rider, unless the converted policy is surrendered without claim except for refund of premiums.]


WILL ACCOUNT VALUES ACCUMULATE FOR AN INSURED CHILD?

No. The insurance on an insured child will not accumulate account values.



/s/ Dennis E. Prohofsky                          Robert L. Senkler
Secretary                                                President



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